Exhibit 21.1

LIST OF SUBSIDIARIES

Enertec Electronics Limited, an Israeli corporation formed on December 31, 1991

Enertec Management Limited, an Israeli corporation formed on October 22, 1993

Enertec Systems 2001 LTD, an Israeli corporation formed on August 28, 2001